CONTACT:
Frank L. Jennings, President                                                                  Telephone: (303) 527-2903
Global Casinos, Inc.                                                                                        Fax: (303) 527-2916
5455 Spine Road, Suite C
Boulder, Colorado 80301

GLOBAL CASINOS ANNOUNCES
QUARTERLY EARNINGS OF $0.06 PER SHARE

Boulder, CO, December 1, 2004 - Global Casinos, Inc. (OTCBB: GBCS) today announced financial results for the first quarter ended September 30, 2004.

Revenues for the quarter ended September 30, 2004 increased to $966,978, an increase of 28% compared to $754,045 for the quarter ended September 30, 2003. The increase was attributed to expanded direct mail marketing and our continuing program to replace and upgrade older slot machines. The newer generation slot machines, especially those with lower denominations, have become very popular with our customers. In addition, we benefited from exceptionally good weather during the 2004 quarter.

For the first quarter ended September 30, 2004, net income increased 212% to $170,173, or $0.06 per diluted share. In 2003, net income was $54,630, or $0.02 per diluted share. Net income improved because revenues increased by 28%, while casino operating expenses increased by 17% and general and administrative expenses decreased by 1%.

GLOBAL CASINOS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the quarters ended September 30, 2004 and 2003
(Unaudited)
	2004	2003
Revenues	$ 966,978	$ 754,045
Operating Expenses	747,966	647,166
Income from Operations	219,012	106,879
Interest Expense	48,839	52,249
Net Income	$ 170,173	$ 45,630
Earnings per Common Share
Basic	$ 0.07	$ 0.02
Diluted	$ 0.06	$ 0.02
Shares Outstanding
Basic	2,560,804	2,431,360
Diluted	2,638,586	2,470,461

GLOBAL CASINOS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
as of September 30, 2004
(Unaudited)

Cash	$ 897,191
Other Current Assets	67,158
Property Plant & Equipment	3,714,818
Total Assets	$ 4,679,167
Accounts Payable	$ 224,640
Accrued Expenses	731,257
Obligations in Default	818,973
Current Debt	128,336
Other Current Liabilities	120,000
Long-term Liabilities	2,497,649
Stockholders' Equity	158,312
Total Liabilities and Stockholders' Equity	$ 4,679,167

About Global Casinos, Inc.

Global Casinos, Inc. is the parent company of Casinos USA, Inc. which owns and operates the Bull Durham Saloon and Casino located in the limited stakes gaming district of Black Hawk, Colorado.

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.